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                                                                    Exhibit 23.4

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 2, 2000, with respect to the combined statements of operations, parent's investment and cash flows of the CC VII Holdings, LLC - Falcon Systems for the period from November 13, 1999 (commencement date) to December 31, 1999 (not presented separately herein), included in Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation for the registration of $1,100,000,000 of Senior Notes and Senior Discount Notes.


                                                     /s/ Ernst & Young LLP

Los Angeles, California
May 8, 2002